UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Ingersoll-Rand Company Limited

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Ingersoll-Rand Company Limited	Principal Executive Office: Clarendon House 2 Church Street Hamilton HM 11 Bermuda	US Mailing Address: 155 Chestnut Ridge Road Montvale, NJ 07645 (201) 573-0123

NOTICE OF 2006 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of Ingersoll-Rand Company Limited will be held on Wednesday, June 7, 2006, at 11:00 a.m., local time, at the Hilton Hotel located at 200 Tice Boulevard, Woodcliff Lake, New Jersey, 07677, for the following purposes:

1.	To elect three directors to hold office for one year.

2.	To approve the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for 2006 and authorize the Board of Directors to fix the auditors’ remuneration.

3.	To conduct such other business properly brought before the meeting.

Only shareholders of record at the close of business on April 10, 2006, are entitled to notice of and to vote at the Annual General Meeting.

Directions to the meeting can be found in Appendix B of the attached proxy statement.

By Order of the Board of Directors

B. A. SANTORO
Vice President–Corporate Governance and Secretary

Dated: April 24, 2006

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet as directed in the accompanying proxy card or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

i

Ingersoll-Rand Company Limited	Principal Executive Office: Clarendon House 2 Church Street Hamilton HM 11 Bermuda	US Mailing Address: 155 Chestnut Ridge Road Montvale, NJ 07645 (201) 573-0123

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

In this proxy statement, “Ingersoll Rand,” the “Company,” “we,” “us” and “our” refer to Ingersoll-Rand Company Limited, a Bermuda company, or, for any information prior to January 1, 2002, to Ingersoll-Rand Company, a New Jersey corporation, which, as of that date, became an indirect, wholly-owned U.S. subsidiary of Ingersoll-Rand Company Limited.

Under our Bye-laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, we will present at the Annual General Meeting audited consolidated financial statements for the fiscal year 2005. Copies of the consolidated financial statements are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is being mailed to shareholders together with this proxy statement.

How Do I Attend the Annual General Meeting?

All shareholders are invited to attend the Annual General Meeting. Either an admission ticket or proof of ownership of Class A common shares, as well as a form of personal identification, must be presented in order to be admitted to the Annual General Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If you plan to attend the Annual General Meeting, please vote your proxy, but keep the admission ticket and bring it to the Annual General Meeting together with a form of personal identification.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual General Meeting, you must present proof of your ownership of Class A common shares, such as a bank or brokerage account statement, together with a form of personal identification to be admitted to the Annual General Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Class A common shares, to:

Secretary
Ingersoll-Rand Company Limited
155 Chestnut Ridge Road
Montvale, New Jersey 07645

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual General Meeting.

Why Did I Receive This Proxy Statement?

We sent you this proxy statement, together with the enclosed proxy card, on or about April 24, 2006, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting of Shareholders to be held on June 7, 2006. This proxy statement summarizes the information you need to know to vote on an informed basis.

Who Can Vote?

You are entitled to vote if you owned the Company’s Class A common shares on the record date, which is the close of business on April 10, 2006. Each share of the Company’s Class A common share that you own entitles you to one vote on all matters to be voted upon at the Annual General Meeting.

On the record date, there were 328,475,214 shares of the Company’s Class A common shares outstanding.

How Do I Vote?

Shareholders of record can cast their votes by proxy by:

•	using the internet and voting at the website as directed on the attached proxy card; or

•	completing, signing and returning the enclosed proxy card.

To vote your shares directly, you may attend the Annual General Meeting and cast your vote in person.

Shareholders who hold their shares through a broker must vote their shares in the manner prescribed by their broker.

The internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you are a shareholder of record and you would like to vote by using the internet, please refer to the specific instructions contained on the enclosed proxy card. If you vote by using the internet, you do not need to return your proxy card. In order to be timely processed, an internet vote must be received by 5 p.m. on June 6, 2006.

How Can Employees Vote Under Our Employee Plans?

If you participate in the Ingersoll-Rand Company Employee Savings Plan, the IR/Clark Leveraged Employee Stock Ownership Plan, the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees, the Ingersoll-Rand/Thermo King de Puerto Rico Retirement Savings Plan or the Melroe Savings and Investment Plan, then you may be receiving these materials because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees of those plans how to vote your shares, or give those instructions over the internet. They will vote the shares in accordance with your instructions and the terms of the plan.

If you do not provide voting instructions for shares held for you in any of these plans, the plan trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.

May I Revoke My Proxy?

You may revoke your proxy at any time before it is voted at the Annual General Meeting in any of the following ways:

•	by notifying Ingersoll Rand’s Secretary in writing;

•	by submitting another properly signed proxy card with a later date or another internet proxy at a later date; or

•	by voting in person at the Annual General Meeting.

You may not revoke a proxy merely by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

How Will My Proxy Get Voted?

If you properly complete, sign and date your proxy card and send it to us or properly deliver your proxy over the internet, your proxy holder (one of the individuals named on your proxy card) will vote your shares as you have directed. Under the rules of the New York Stock Exchange (“NYSE”), if your broker or nominee is a member of the exchange and holds your shares in its name, the broker or nominee may vote your shares on Items 1 and 2 (routine matters) if it does not receive instructions from you. However, your broker or nominee may not vote your shares on Item 3 (non-routine matters) if it does not receive instructions from you and, accordingly, such shares will not be counted as votes against the non-routine matters, but rather will not be counted at all for these matters.

If you do not specify on your proxy card (or when giving your proxy over the internet) how you want to vote your shares, we will vote them “FOR” the election of all nominees for director as set forth under Item 1 and “FOR” Item 2.

What Constitutes A Quorum?

The presence of at least two persons present in person and representing in person or by proxy a majority of all outstanding Class A common shares is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes (shares held by a broker or nominee that are represented at the Annual General Meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are treated as “shares present” for the purposes of determining whether a quorum exists.

What Vote Is Required To Approve Each Proposal?

The affirmative vote of a majority of the Class A common shares represented and voting at the Annual General Meeting is required to approve each proposal.

Although abstentions and broker non-votes are counted as “shares present” at the Annual General Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast and, accordingly, will not affect the outcome of the vote.

Who Will Count The Votes?

The Bank of New York, the Company’s transfer agent, will act as inspector of election and will tabulate the votes.

Who Pays The Expenses Of This Proxy Statement?

We have hired Georgeson Shareholder Communications Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $15,000, plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

How Will Voting On Any Other Matter Be Conducted?

Although we do not know of any matters to be presented or acted upon at the Annual General Meeting other than the items described in this proxy statement, if any other matter is proposed and properly presented at the Annual General Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 10, 2006, the beneficial ownership of our Class A common shares by (i) each director and nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

Name	Class A Common Shares(a)		ESP and LESOP Shares(b)	Options Exercisable Within 60 Days(c)	Deferred Share Units(d)
A.C. Berzin	4,000		—	9,000	18,303
G.W. Buckley(e)	—		—	4,500	5,882
P.C. Godsoe	6,000		—	22,500	25,762
H.L. Henkel	10,000	(f)	6,403	2,840,000	222,550
C.J. Horner	1,736		—	—	23,499
M.W. Lamach	—		498	200,000	28,765
H.W. Lichtenberger	7,000		—	31,500	42,412
T.E. Martin	1,524		—	31,500	37,140
T.R. McLevish	—		992	402,000	36,726
P.Nachtigal	64,042		505	432,000	62,916
O.R. Smith	3,000		—	31,500	46,639
R.J. Swift	1,500		—	18,000	39,100
C.P. Vasiloff	19,240		20,710	380,000	25,559
T.L. White	1,500		—	31,500	36,007
All directors and executive officers as a group (19 persons)(g)	124,268		36,963	5,121,160	734,715

(a)	Unless otherwise indicated, all shares are held directly. No director or executive officer of the Company owns as much as 1% of the outstanding Class A common shares.
(b)	Represents shares held by the trustee under the Ingersoll-Rand Company Employee Savings Plan (“ESP”) and the IR/Clark Leveraged Employee Stock Ownership Plan (“LESOP”) for the benefit of executive officers.
(c)	Represents shares as to which directors and executive officers had options exercisable within 60 days of April 10, 2006, under the Company’s Incentive Stock Plans.
(d)	In the case of non-employee directors, these amounts represent common share equivalents earned and vested under the IR Directors Deferred Compensation and Stock Award Plan (the “Director Deferral Plan”) and the IR Directors

Deferred Compensation and Stock Award Plan II (the “Director Deferral Plan II”) (both of which are referred to below under the heading “Compensation of Directors”). In the case of executive officers these amounts represent (i) common share equivalents earned and vested under the IR Executive Deferred Compensation Plan and the IR Executive Deferred Compensation Plan II (the “EDCP Plans”) and (ii) common share equivalents resulting from dividends on stock awards deferred at the election of the executives.
(e)	Mr. Buckley has declined to stand for re-election to the Board of Directors due to the time demands of his new position as Chairman, President and Chief Executive Officer of 3M Company. Mr. Buckley’s tenure on the Board of Directors will end following the Annual General Meeting.
(f)	Includes 4,000 shares held in the names of Mr. Henkel’s daughters, as to which beneficial ownership is disclaimed. (g) The Class A common shares beneficially owned by all directors and executive officers as a group (including shares issuable under exercisable options) aggregated approximately 2% of the total outstanding Class A common shares. Common share equivalents accrued under the Director Deferral Plan, the Director Deferral Plan II, the EDCP Plans and the supplemental employee savings plan are not counted as outstanding shares in calculating these percentages.

The following table sets forth each shareholder which, as of April 10, 2006, is known by us to be the beneficial owner of more than 5% of the outstanding Class A common shares of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	28,678,974	(a)	8.73%

(a)	Wellington Management Company, LLP, has shared investment power as to all of such shares and shared voting power as to 23,104,864 of such shares.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. The following is a summary of our Corporate Governance Guidelines. You can find a copy of our Corporate Governance Guidelines attached to this proxy statement as Appendix A. In addition, our Corporate Governance Guidelines, as well as the charters of our Board committees, are available on our website at www.irco.com under the heading “Investor Relations – Corporate Governance.” Copies of these documents are also available in print to any shareholder who requests them.

Role of the Board of Directors

The Company’s business is managed under the direction of the Board of Directors. The role of the Board is to oversee the management and governance of the Company and monitor senior management’s performance.

Board Responsibilities

The Board’s core responsibilities include:

•	evaluating the performance of the Board, Board committees and individual directors;

•	selecting, monitoring, evaluating and compensating senior management;

•	assuring that management succession planning is ongoing;

•	reviewing the Company’s financial controls and reporting systems; and

•	reviewing the Company’s ethical standards and compliance procedures.

Director Compensation and Stock Ownership

It is the policy of the Board that directors’ fees be the sole compensation received from the Company by any non-employee director and that a significant portion of those fees be in the form of Ingersoll Rand Class A common shares or common share equivalents. To that end, all directors are expected to own a minimum of $180,000 in Ingersoll Rand Class A common shares or common share equivalents within three years from the date of their first election to the Board.

Board Size and Composition

The Board consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board has the following four standing committees: Audit, Compensation, Corporate Governance and Nominating, and Finance. The Board of Directors has determined that each member of each of the committees is “independent” as defined in the NYSE listing standards. Committee memberships and chairs are rotated periodically.

Board Advisors

The Board and its committees (consistent with their respective charters) may retain their own advisers to carry out their responsibilities.

Executive Sessions

The Company’s independent directors meet privately in regularly scheduled executive sessions, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are required to be held no less than twice each year.

Lead Director

The Board appoints a Lead Director annually from among the independent directors who are not Board committee chairs. Our current Lead Director, whose term will expire at the end of the 2006 Annual General Meeting, is George Buckley. Beginning after the 2006 Annual General Meeting, our Lead Director will be Peter Godsoe. Our Lead Director (a) presides at all meetings of the directors at which the Chairman is not present, including executive sessions of the directors; (b) serves as a liaison between the Chairman and the independent directors; (c) approves the information sent to the directors; (d) with input from the other independent directors, approves Board meeting agendas and Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; (e) has the authority to call meetings of the independent directors; and (f) is available for direct communication from major shareholders.

Board Evaluation

The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each time a director stands for renomination.

Director Orientation and Education

The Company has developed an orientation program for new directors and provides continuing education for all directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.

Director Nomination Process

The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management or others, identifies candidates with those qualifications. In considering candidates, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Declassified Board

At the 2005 Annual General Meeting of Shareholders, the shareholders voted to amend the Company’s Bye-laws to eliminate the classification of the Board, effective with the election of directors to occur at the 2006 Annual General Meeting. Directors elected at the 2005 and 2004 Annual General Meetings will each serve out the remainder of their three-year terms before standing for re-election. Directors nominated for election at the 2006 Annual General Meeting and thereafter will be elected for a one-year term. In addition, directors elected by the Board of Directors to fill vacancies caused by the resignation, retirement or death of a director or the creation of a new directorship stand for election at the next Annual General Meeting.

Director Independence

The Board of Directors has determined that all of our directors, except H. L. Henkel and P. Nachtigal, who are employees of the Company, are independent under the standards set forth in Exhibit I to our Corporate Governance Guidelines, which are consistent with the NYSE listing standards.

Shareholder Communications with Directors

Shareholders and other interested parties wishing to communicate with the Board, the non-employee directors or any individual director (including our Lead Director) may do so either by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company, or by e-mail at irboard@irco.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors, (b) forward the communication to the relevant department within the Company or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

Code of Conduct

The Company has adopted a worldwide Code of Conduct, applicable to all employees, directors and officers, including our Chief Executive Officer, our Chief Financial Officer and our Controller. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K as well as the requirements of a “code of business conduct and ethics” under the listing standards of the NYSE. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available at our website located at www.irco.com under the heading “Investor Relations—Corporate Governance” and a copy is also available in print to any shareholder who requests it. Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

ITEM 1. ELECTION OF DIRECTORS

Nominees for Election to a One-Year Term Expiring in 2007

Theodore E. Martin—age 66, director since 1996

•	President and Chief Executive Officer of Barnes Group Inc. (manufacturer and distributor of precision springs and custom metal parts) from 1995 until retirement in 1998.

•	Director of:

•	Applera Corporation

•	C. R. Bard, Inc.

•	Strong Tool Company

•	Unisys Corporation

•	Other Activities:

•	Director, Edna McConnell Clark Foundation

•	Trustee (emeritus), Syracuse University

Patricia Nachtigal—age 59, director since 2002

•	Senior Vice President and General Counsel of the Company since 2000.

•	Vice President and General Counsel of the Company from 1992 to 2000.

•	Other Activities:

•	Governor, Rutgers, The State University of New Jersey

•	Trustee, Rutgers, The State University of New Jersey

•	Trustee, National Multiple Sclerosis Society – Greater North Jersey Chapter

Richard J. Swift—age 61, director since 1995

•	Chairman of Financial Accounting Standards Advisory Council since January 2002.

•	Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (provider of design, engineering, construction, manufacturing, management and environmental services) from 1994 until 2001.

•	Director of:

•	Hubbell Incorporated

•	Kaman Corporation

•	Public Service Enterprise Group

•	Other Activities: Trustee, Council for Economic Development

Directors Continuing in Office Until 2007

Peter C. Godsoe—age 67, director since 1998

•	Chairman of the Board and Chief Executive Officer of The Bank of Nova Scotia (a Canadian-based international bank) from 1995 until retirement in 2004.

•	Director of:

•	Barrick Gold Corporation

•	Fairmont Hotels & Resorts Inc.

•	Lonmin plc

•	Onex Corporation

•	Rogers Communications Inc.

•	Sobeys Inc.

•	Templeton Emerging Markets Investment Trust plc

•	Other Activities:

•	Director, Atlantic Institute for Market Studies

•	Director, Canadian Council of Christians and Jews

•	Director, Mount Sinai Hospital

Constance J. Horner—age 64, director since 1994

•	Guest Scholar at the Brookings Institution from 1993 to 2005.

•	Commissioner of U.S. Commission on Civil Rights from 1993 to 1998.

•	Assistant to the President and Director of Presidential Personnel from 1991 to 1993.

•	Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991.

•	Director of:

•	Pfizer Inc.

•	Prudential Financial, Inc.

•	Other Activities:

•	Trustee, Annie E. Casey Foundation

•	Trustee, The Prudential Foundation

•	Fellow, National Academy of Public Administration

Orin R. Smith—age 70, director since 1995

•	Chairman and Chief Executive Officer of Engelhard Corporation (provider of specialty chemical products, engineered materials and industrial commodities management services for various industries) from 1995 until retirement in 2000.

•	President and Chief Executive Officer of Engelhard Corporation from 1984 to 1995.

•	Director of:

•	Applera Corporation

•	Vulcan Materials Company

•	Other Activities: Trustee, Duxbury Bay Maritime School

Directors Continuing in Office until 2008

Ann C. Berzin—age 54, director since 2001

•	Private investor.

•	Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (insurer of municipal bonds and structured finance obligations), a subsidiary of General Electric Capital Corporation, from 1992 to 2001.

•	Other Activities: Director, ArtsConnection

Herbert L. Henkel—age 58, director since 1999

•	Chairman of the Board (since May 2000) and President and Chief Executive Officer (since October 1999) of the Company.

•	President and Chief Operating Officer of the Company from April 1999 to October 1999.

•	Chief Operating Officer of Textron Inc. (a multi-industry company with operations in aircraft, automotive, industrial and finance) from 1998 to March 1999.

•	Vice President of Textron Inc. responsible for Textron Industrial Products Segment from 1993 to 1998.

•	Director of C. R. Bard, Inc.

H. William Lichtenberger—age 70, director since 1995

•	Chairman and Chief Executive Officer of Praxair, Inc. (an industrial gases company) from 1992 until retirement in 2000.

•	Director of:

•	AEA LLC

•	Arch Chemicals, Inc.

•	Huntsman Corporation

•	Other Activities: Director, Hospice of St. Lucie & Martin County

Tony L. White—age 59, director since 1997

•	Chairman, President and Chief Executive Officer of Applera Corporation (a developer, manufacturer and marketer of life science systems and genomic information products) since 1995.

•	Executive Vice President of Baxter International Inc. (provider of medical products and services) from 1993 to 1995.

•	Director of C. R. Bard, Inc.

Each director nominated for election this year (i.e., Theodore E. Martin, Patricia Nachtigal and Richard J. Swift) is a nominee for a one-year term expiring in 2007. Other directors are not up for election this year and will continue in office for the remainder of their terms, at which time they (or their respective successors) will stand for election for a one-year term.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

George W. Buckley has declined to stand for re-election to the Board of Directors due to the time demands of his new position as Chairman, President and Chief Executive Officer of 3M Company. The Board of Directors has determined not to nominate a replacement for Mr. Buckley, instead reducing the size of the Board of Directors to ten members. Mr. Buckley’s tenure on the Board of Directors will end following the Annual General Meeting.

Committees of the Board

Audit Committee

Members:	Richard J. Swift (Chair)
Ann C. Berzin
George W. Buckley (until departure from the Board following the Annual General Meeting)
H. William Lichtenberger
Theodore E. Martin

Key Functions:

•	Review annual audited and quarterly financial statements, as well as the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” with management and the independent auditors.

•	Obtain and review periodic reports, at least annually, from management assessing the effectiveness of the Company’s internal controls and procedures for financial reporting.

•	Recommend the public accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors.

•	Review the scope of the audit and the findings and approve the fees of the independent auditors.

•	Approve in advance permitted non-audit services to be performed by the independent auditors.

•	Satisfy itself as to the independence of the independent auditors and ensure receipt of their annual independence statement.

The Board of Directors has determined that each member of the Audit Committee is “independent” as defined in the NYSE listing standards and that each member meets the qualifications of an “audit committee financial expert,” as that term is defined by rules of the Securities and Exchange Commission (“SEC”).

A copy of the charter of the Audit Committee is available at our website, www.irco.com, under the heading “Investor Relations – Corporate Governance.”

Compensation Committee

Members:	Orin R. Smith (Chair)
Peter C. Godsoe
Constance J. Horner
Tony L. White

Key Functions:

•	Establish executive compensation policies.

•	Review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance against those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation.

•	Approve compensation of officers and key employees.

•	Administer the Company’s equity compensation plans.

•	Review and recommend changes in principal employee benefit programs.

A copy of the charter of the Compensation Committee is available at our website, www.irco.com, under the heading “Investor Relations – Corporate Governance.”

Corporate Governance and Nominating Committee

Members:	Constance J. Horner (Chair)
Peter C. Godsoe
Orin R. Smith
Tony L. White

Key Functions:

•	Identify individuals qualified to become directors and recommend the candidates for all directorships.

•	Recommend individuals for election as officers.

•	Review the Company’s Corporate Governance Guidelines and make recommendations for changes.

•	Consider questions of independence and possible conflicts of interest of directors and executive officers.

•	Take a leadership role in shaping the corporate governance of the Company.

A copy of the charter of the Corporate Governance and Nominating Committee is available at our website, www.irco.com, under the heading “Investor Relations – Corporate Governance.”

Finance Committee

Members:	H. William Lichtenberger (Chair)
Ann C. Berzin
George W. Buckley (until departure from the Board following the Annual General Meeting)
Theodore E. Martin
Richard J. Swift

Key Functions:

•	Review proposed borrowings and issuances of securities.

•	Recommend to the Board the dividends to be paid on our common shares.

•	Review cash management policies.

•	Review periodic reports of the investment performance of the Company’s employee benefit plans.

A copy of the charter of the Finance Committee is available at our website, www.irco.com, under the heading “Investor Relations – Corporate Governance.”

Board, Committee and Annual Meeting Attendance

The Board and its committees held the following number of meetings during the fiscal year ended December 31, 2005:

Board	7
Audit Committee	10
Compensation Committee	5
Corporate Governance and Nominating Committee	6
Finance Committee	5

Each incumbent director attended 77% or more of the total number of meetings of the Board and the committees on which he or she served during the year. The Company’s non-employee directors held 4 independent director meetings without management present during fiscal 2005.

The Company expects all Board members to attend the Annual General Meeting of shareholders, but from time to time other commitments prevent all directors from attending the meeting. All of the directors attended the most recent Annual General Meeting of Shareholders, which was held on June 1, 2005.

Compensation of Directors

Non-employee directors receive an annual cash retainer of $50,000 and $1,500 for attendance at each board or committee meeting ($2,000 in the case of Audit Committee meetings), except that committee chairs receive $3,000 per committee meeting. Each non-employee director also receives $1,500 for participating in quarterly pre-earnings release telephone calls, participating in committee meetings other than the committees of which the director is a member, and participating in other information or planning sessions at the request of management, except that Audit Committee members receive $2,000 for each pre-earnings release telephone call. The chair of the Audit Committee also receives a $20,000 annual cash retainer. The Lead Director receives $3,000 for each meeting of the independent directors as well as $3,000 for each session held with the full Board to review the outcome of the independent directors’ meeting. In addition, each non-employee director is credited annually with common share equivalents representing $60,000 in fair market value of Class A common shares. The common share equivalents are credited to an account maintained for each non-employee director (a “Deferred Compensation Account”) under our Director Deferral Plan and, for all amounts credited after December 31, 2004, under our Director Deferral Plan II.

Non-employee directors may also defer all or a portion of the cash retainer and meeting fees to which they are entitled. If a director defers his or her fees and elects to have the deferred fees invested in Class A common share equivalents, an additional 20% of the retainer and meeting fees that are deferred are credited to the director’s Deferred Compensation Account. Each director is fully vested in amounts credited to the director’s Deferred Compensation Account, except that the additional 20% contributions in respect of deferred fees invested in Class A common share equivalents are not vested until five years after crediting or, if earlier, the cessation of the director’s service on the Board of Directors by reason of death or normal retirement (i.e., age 72). Under the Director Deferral Plan and the Director Deferral Plan II, all distributions under those Plans are made in cash. Distributions of amounts invested in Class A common share equivalents equal the then fair market value of a Class A common share multiplied by the number of common share equivalents credited to the director’s Deferred Compensation Account.

The compensation earned by our non-employee directors for the year ended December 31, 2005, is summarized in the table below:

	Cash Retainer	Common Share Equivalent Retainer	Audit Chair Retainer	Board, Committee and Other Meeting or Session Fees	Lead Director Fees	Total
A.C. Berzin	$50,000	$60,000		$44,000	$12,000	$166,000
G.W. Buckley	$50,000	$60,000		$35,000	$3,000	$148,000
P.C. Godsoe	$50,000	$60,000		$34,500		$144,500
C.J. Horner	$50,000	$60,000		$36,000		$146,000
H.W. Lichtenberger	$50,000	$60,000		$41,000		$151,000
T.E. Martin	$50,000	$60,000		$34,500		$144,500
O.R. Smith	$50,000	$60,000		$33,000		$143,000
R.J. Swift	$50,000	$60,000	$20,000	$57,000		$187,000
T.L. White	$50,000	$60,000		$27,000		$137,000

Executive Compensation

Report of the Compensation Committee

The role of the Compensation Committee is to oversee the Company’s compensation plans and policies, administer its stock plans (including reviewing and approving stock option grants to executive officers) and review and approve all compensation relating to the officers, including that of the Chief Executive Officer (“CEO”).

Compensation Philosophy—Beliefs and Principles

The purpose of the executive compensation programs is to enable the Company to attract, retain, deploy and focus the talents and energies of employees who are capable of meeting the current and future goals of the Company, most notably, the creation of shareholder value.

Five design principles govern the executive compensation programs:

1. General program competitiveness:

Total compensation opportunities within the Company must serve to attract and retain top performers. All of the Company’s executive compensation programs are based on market data to ensure their competitiveness. We establish our program target award levels at or near the median (50th percentile) of the markets in which we operate.

2. Pay for performance:

A large percentage of an executive’s total compensation opportunity is contingent on, and variable with, performance. Performance is measured on: 1) business unit and Company financial performance against pre-established business plans and 2) the executive’s ability to achieve Company objectives, develop and carry out strategic initiatives, contribute to both the dramatic growth and operational excellence of the Company, and demonstrate collaboration in the pursuit of a one-company culture. Total compensation can exceed the market median if performance exceeds the target. Conversely, if performance falls short of the target, total compensation may fall below the median.

3. Internal parity:

An employee’s total compensation opportunity is proportionate with work contribution, which is a function of each individual’s role. Thus, jobs of similar value are assigned similar compensation opportunity.

4. Alignment with various business strategies:

The executive compensation programs are structured to be flexible in recognizing that business units must focus on specific financial metrics to meet their annual plan. This principle, in conjunction with the Company-wide philosophy of general competitiveness, pay for performance and internal parity, determines the award opportunity for business leaders. Thus, it is not only possible but also desirable for certain sector or business unit leaders to earn substantial awards in years when their units outperform the Company as a whole. Conversely, if a sector or business unit fails to meet its annual plan, that sector or business unit’s leader may earn a lesser award in that year.

5. Shareholder Alignment

The value of the variable compensation components (annual cash incentive payments plus stock options and equity-based awards), which make up a substantial portion of the executive’s compensation, is directly linked to the financial performance of the Company and to the value of the Company’s Class A common shares. Thus, alignment of the interests of our shareholders and of the executives is maximized.

Executive Compensation Programs

The Compensation Committee periodically reviews and evaluates its executive officer compensation practices against the practices and pay levels of other similar companies. These comparisons are conducted throughout the year through a variety of methods such as: direct analysis of the proxy statements of other diversified industrial companies ranging in size from approximately $5 billion to $20 billion in annual sales, as well as a review of compilations of survey data of companies of similar size in a range of industries published by several independent consulting firms, and customized compensation surveys performed by independent consulting firms. Some of the companies included in these compensation surveys are the same as those comprising the Standard & Poor’s Industrial Machinery Index referred to below under the caption “Performance Graph.”

An executive’s total direct compensation opportunity is comprised of four key programs: the salary, annual incentive, performance share and stock option programs.

Salaries

Salary increases normally are granted annually to executive officers by the Compensation Committee based upon individual performance, general U.S. industry salary trends and the salaries paid for comparable positions.

Annual Incentive Program

Under the annual incentive program, officers with direct responsibility for business unit operations are eligible to receive annual incentive awards contingent upon the achievement of prescribed objectives established early each year. For 2005 these awards were payable based on the achievement of certain pre-established sales, operating income, free cash flow and return on invested capital targets, as well as other subjective criteria applicable to the respective operations and personal performance of these executive officers. Similarly, other officers, including those responsible for staff functions, are eligible to receive annual incentive program awards based upon both the Company’s and their individual performance. In establishing awards for these officers, the Compensation Committee considers several financial metrics, including the Company’s earnings per share, free cash flow, and return on invested capital performance compared to the annual plan and also the individual’s contribution to such performance. Individual performance assessments are based on judgments about the achievement of pre-established objectives. In addition, for both groups of officers, the general economic environment in which the Company operated during such year is taken into account as are the prevailing pay levels for similar positions in similar companies.

Performance Share Program

The performance share program provides annual awards for the achievement of pre-established long-term strategic initiatives and annual financial performance of the Company. Annual target award levels, expressed as a number of Class A common share equivalents, are established for each participant. Actual payouts under the program can vary from 0% to 225% of the annual target award levels and are paid in cash. For 2006, the Compensation Committee has reduced the maximum payout opportunity from 225% to 200% of the annual target award level. In addition, the Compensation Committee approved a change in the annual performance metrics for 2006 under the performance share program for the named executive officers (other than the CEO) that results in basing their target award solely on enterprise financial objectives rather than a combination of those financial objectives and more subjective strategic objectives.

Stock Options

Stock options under the Company’s Incentive Stock Plans have been granted annually at an exercise price equal to the fair market value of Class A common shares on the date of grant. Generally, options granted to all employees, including executive officers, become exercisable in three equal annual installments beginning one year after the date of grant and expire on the tenth anniversary of the grant. Under the Incentive Stock Plans, options can never be issued at less than fair market value. For the 2005 stock option grants, the Compensation Committee reviewed the stock option program target award levels and made appropriate adjustments to reflect current market pay rates, taking into account the two-for-one stock split of the Company’s Class A common shares effected on September 1, 2005. Although the stock split was taken into account, the target award levels were not automatically doubled. For example, Mr. Henkel’s target award levels were adjusted from 150,000 stock options to 225,000 stock options. The revised stock option target award levels will remain in effect for 2006.

The Mix of Total Direct Compensation

The chart below shows the relative proportion of each program by executive category (assuming the 2005 targets have been achieved):

			2005 Variable Pay Programs @ Target
			Compensation Components That Are Explicitly Contingent On And Variable With Performance
	# In Category	Base Salary Program	Annual Incentive Program	Stock Option Program	Performance Share Program	Total Variable Pay Opportunity @ Target	Total Direct Compensation@ Target
Chairman, President, CEO	1	13%	19%	28%	40%	87%	100%
Senior Vice Presidents	7	25%	19%	31%	25%	75%	100%
Other Officers & Senior Leaders	33	37%	23%	24%	16%	63%	100%

Total Group	41	25%	20%	28%	27%	75%	100%

Observations Regarding Mix

1.	75% (total variable pay opportunity) of executive compensation opportunity was contingent on, and variable with, performance against pre-established business plans, while 55% (stock option and performance share programs) was contingent on, and variable with, stock price performance.

2.	Employees with higher level positions and responsibilities had a greater portion of their pay opportunity at risk, i.e., dependent on individual, business group and Company performance.

3.	Total variable pay opportunity is comprised of the annual incentive program, stock option program and performance share program, and, together with the base salary program, comprises the total direct compensation.

Senior Executive Performance Plan

The Senior Executive Performance Plan (the “SEPP”) funds the cash incentive awards that may be granted to the top five executive officers, consisting of the CEO plus the four other highest-compensated executive officers (as determined under the Securities Exchange Act). The pool is established based on the profit after tax in excess of 6% Return on Equity (“ROE”). Thus, if the Company fails to generate profits in excess of 6% ROE, no pool is created to fund awards for the top five executive officers. In such case, any awards to the top executive officers are at the discretion of the Committee.

Executive Deferred Compensation

The IR Executive Deferred Compensation Plan and the IR Executive Deferred Compensation Plan II (the “EDCP Plans”) enable and encourage eligible executives to defer receipt of a part of their annual salary, incentive award and/or their performance share award in exchange for investments in Class A common share equivalents or mutual fund investment equivalents. A component of the EDCP Plans is designed to increase stock ownership by executives. Performance share program participants, all of whom are subject to share-ownership requirements (see below), are eligible for a 20% supplemental amount on deferrals invested by the participant in Class A common share equivalents. Vesting of the 20% supplemental amount occurs on the earliest of: 1) the fifth anniversary of the date it is credited to the participant’s account, 2) the date of the participant’s retirement, disability or death, 3) the date a Change in Control occurs, or 4) the date the plan is terminated.

Share-Ownership Guidelines

A formal share-ownership program has been established by the Company, which requires that its senior-most executives achieve and maintain ownership of Class A common share equivalents at or above a prescribed level. The requirements are as follows:

	Number of Participants	Individual Ownership Requirement (Shares and Equivalents)	Approximate Current Average Ownership (Shares and Equivalents)
Chief Executive Officer	1	150,000 shares	500,700 shares
Executive Vice Presidents & Chief Operating Officer	0	75,000 shares	0 shares
Senior Vice Presidents	7	40,000 shares	64,300 shares
Corporate Vice Presidents	8	15,000 shares	22,500 shares
Other Participants	29	6,000 shares	6,050 shares

The share-ownership program requires the accumulation of shares (or Class A common share equivalents) over a five-year period starting in February 2004 (or the date the person becomes subject to share-ownership requirements, if later) at the rate of 20% of the required level each year. Ownership credit is given for actual Class A common shares owned, cash awards that are invested in Class A common share equivalents within the EDCP Plans and Class A common share equivalents accumulated in the qualified and non-qualified employee savings plans. Stock options do not count towards meeting the share-ownership target. If executives fall behind their scheduled accumulation level over the five years, or they fail to maintain their required level of ownership after the five-year accumulation period, their stock option exercises will be limited to “buy and hold” transactions until the required ownership level is achieved.

Executive Perquisites

In regard to perquisites, the Company’s philosophy is to provide these at minimum competitive levels. In support of this philosophy, for example, the Company does not provide privileges such as executive parking spaces or executive dining facilities, nor does it allow for personal use of Company-provided aircraft, except as described below. The Company does provide Company-leased cars for business and personal use, with the estimated cost associated with personal travel taxable to the executives. In addition, for security and safety reasons and to maximize his availability for Company business, the Board of Directors requires the Chairman and CEO to travel exclusively on Company-provided aircraft for both business and personal purposes. The cost for these programs is captured in “Other Compensation” shown in the Summary Compensation Table of the proxy statement.

Retirement Programs and Other Benefits

The Company maintains qualified and non-qualified defined benefit and defined contribution plans for its officers, including the top five executive officers. In addition, the Company offers an enhanced long-term disability program for officers and senior leaders. The purpose of the plans is to maintain a competitive advantage and enable the Company’s recruitment and retention of top performers.

2005 Chief Executive Officer Compensation

For calendar year 2005, Mr. Henkel’s annual salary was $1,200,000.

In addition, based upon Mr. Henkel’s contribution to the Company’s 2005 business results, the Compensation Committee approved incentive awards to Mr. Henkel as follows:

Annual Incentive Program	$3,000,000
Performance Share Program	$5,479,365

Total Cash Incentive	$8,479,365

Stock Option Program	263,700	options

2005 Compensation of Other Named Executive Officers

During 2005, in accordance with the policies stated above, the executive officers named in the Summary Compensation Table, other than Mr. Henkel, were granted salary increases averaging 5.51%. Annual cash incentive awards to Messrs. McLevish, Vasiloff and Lamach and Ms. Nachtigal were granted pursuant to the achievement of performance objectives of the type described above. Based on the Company’s financial performance, and the contributions made by these executives, they were granted annual cash incentive program awards averaging approximately 74% of year-end salary. In addition, these executives were granted performance share program awards averaging approximately 173% of year-end salary. These awards are commensurate with the extent to which the named executive officers performed relative to the programs’ performance objectives.

The named executive officers were also granted stock options in respect of the Company’s Class A common shares, as indicated in the Summary Compensation Table under the caption “Stock Options,” in accordance with the practices referred to above.

Summary

The Compensation Committee believes the compensation programs for the Company’s executive officers are competitive with the compensation programs provided to similarly situated officers at the surveyed corporations. The Compensation Committee believes the annual incentive payments made to the executive officers named in the Summary Compensation Table below in respect of the year 2005 are appropriate and commensurate with the Company’s outstanding 2005 financial and strategic performance and their exceptional individual achievements during the year. Based on information the Compensation Committee has been provided by independent consultants relative to the compensation practices of surveyed corporations, it believes the stock incentive compensation opportunities provided to these officers, in the form of stock options, are also appropriate and are awarded in a manner fully consistent with the Company’s strategy of basing a substantial component of total executive officer compensation on the total returns realized by the Company’s shareholders.

COMPENSATION COMMITTEE

Orin R. Smith (Chair)
Peter C. Godsoe
Constance J. Horner
Tony L. White

Summary of Cash and Certain Other Compensation

The following table shows, for the years ended December 31, 2003, 2004 and 2005, the cash compensation paid to or earned by, as well as certain other compensation paid or accrued to, the individuals named below:

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-term Compensation			All Other Compensation ($)(f)
					Awards		Payouts
		Salary ($)(a)	Bonus ($)(b)	Other Annual Compensation ($)(c)	Restricted Stock Awards ($)(d)	Securities Underlying Options/SARs (#)(e)	LTIP Payouts ($)
H. L. Henkel	2005	1,200,000	8,479,365	190,215	—	450,000	—	238,022
Chairman of the Board,	2004	1,100,000	9,133,025	143,844	—	420,000	—	181,318
President and Chief Executive Officer	2003	1,100,000	6,405,550	146,187	—	370,000	—	138,000

T. R. McLevish	2005	505,417	1,511,356	2,036	—	132,000	—	78,214
Senior Vice President	2004	470,417	1,698,945	6,125	—	120,000	—	99,932
and Chief Financial Officer	2003	441,667	1,214,644	3,197	—	100,000	—	73,436

M. W. Lamach	2005	468,333	1,102,130	24,617	—	100,000	—	97,890
Senior Vice President(g)	2004	395,192	1,212,663	—	763,123	100,000	—	23,712

P. Nachtigal	2005	447,917	1,011,030	—	—	100,000	—	52,762
Senior Vice President and	2004	418,750	1,158,663	—	—	80,000	—	43,404
General Counsel	2003	340,000	879,285	—	175,857	56,000	—	38,139

C. P. Vasiloff	2005	441,667	1,086,456	—	162,968	100,000	—	57,388
Senior Vice President	2004	421,667	1,663,745	—	—	80,000	—	54,322
	2003	378,334	934,255	—	23,356	60,000	—	40,392

(a)	A portion of the salary of each of Messrs. Henkel (17%) and McLevish (50%) was deferred into the EDCP Plans described below. None of these amounts were deferred in exchange for Class A common shares.
(b)	This column reflects both amounts earned as annual bonuses under the annual incentive program and amounts earned under the performance share program. The performance share program provides annual awards based on a combination of the achievement of longer-term strategic initiatives and annual financial performance. Payments are made in cash (based on the value of the Class A common shares), unless previously deferred into the EDCP Plans described below. (See the “Report of the Compensation Committee.”) The amounts earned as bonuses under the annual incentive program and the amounts earned under the performance share program for such years are as follows:

	2005		2004		2003
Name	Bonus	Performance Share Program	Bonus	Performance Share Program	Bonus	Performance Share Program
H. L. Henkel	$3,000,000	$5,479,365	$2,750,000	$6,383,025	$1,900,000	$4,505,550
T. R. McLevish	525,100	986,256	550,000	1,148,945	448,700	765,944
M. W. Lamach	444,600	657,530	446,700	765,963	—	—
P. Nachtigal	353,500	657,530	392,700	765,963	300,000	579,285
C. P. Vasiloff	100,200	986,256	514,800	1,148,945	483,700	450,555

(c)	These amounts represent that portion of relocation benefit payments that compensated the named executive officers for the income taxes payable in respect of relocation compensation. The relocation benefit amounts are reflected in the column headed “All Other Compensation.” This column also includes the aggregate incremental cost to the Company of providing various perquisites. In accordance with SEC rules, perquisite amounts aggregating less than the lower of $50,000 or 10% of the named executive officer’s total salary and bonus may be omitted and therefore no such amounts are included for Messrs. McLevish, Lamach, or Vasiloff or Ms. Nachtigal for 2003, 2004 or 2005. For 2005, the amount for Mr. Henkel includes $117,519 for travel on Company-provided aircraft for personal purposes and $35,953 for use of a Company-leased car. For 2004, the amount for Mr. Henkel includes $97,649 for travel on Company-provided aircraft for personal purposes and $31,600 for use of a Company-leased car. For 2003, this amount includes $118,565 for air travel for personal purposes and $18,950 for use of the car. For security and safety reasons and to maximize his availability for Company business, the Board of Directors requires Mr. Henkel to travel exclusively on Company-provided aircraft for business and personal purposes.
(d)	Pursuant to the EDCP Plans, annual cash bonuses under the annual incentive program and performance share program distributions may be deferred into a number of investment options, including Class A common share equivalents. Amounts deferred into Class A common share equivalents are increased by 20%. The deferred cash bonus amounts under the annual incentive program and performance share program distributions for the executive officers named above who elected to defer bonus payments and performance share program distributions in exchange for Class A common share equivalents were as follows:

Name	2005	2004	2003
H. L. Henkel	$—	$—	$—
T. R. McLevish	—	—	—
M. W. Lamach	—	765,963	—
P. Nachtigal	—	—	879,285
C. P. Vasiloff	814,842	—	116,782

The amounts reflected as Restricted Stock Awards are composed of the following:

•	the 20% amount credited to the accounts of the named executives under the EDCP Plans as a result of deferrals of the cash bonuses under the annual incentive program and the performance share program in the year indicated; and

•	for Mr. Lamach, 9,000 employment share units granted in 2004 as part of his employment arrangement with the Company. These employment units were valued at the date of grant in February 2004, earn dividend equivalents at the same rate as Class A common shares and have the following vesting schedule: 2,500 on the first anniversary of employment (in February 2005); 2,500 on the second anniversary of employment; and the remaining 4,000 shares on the third anniversary of employment. Dividend equivalents earned on the employment share units vest at the time the employment share units vest.

Dividends are paid on the 20% amount referred to above at the same rate and on the same dates as dividends were paid to the Company’s shareholders.

The total number and fair market value as of December 31, 2005, of Class A common shares issuable contingent upon the continued employment, retirement, death or disability of the named executives are as follows:

Name	# Shares	Fair Market Value($)
H. L. Henkel	28,563	1,153,098
T. R. McLevish	7,317	295,401
M. W. Lamach	17,030	687,483
P. Nachtigal	7,793	314,613
C. P. Vasiloff	1,449	58,511

The amounts indicated in the table above also include:

•	the unvested portion of the 20% amount credited to the accounts of the named executives under the EDCP Plans as a result of the deferrals referred to above;

•	the crediting of additional Class A common share equivalents to accounts of the named executives under the EDCP Plans arising from the reinvestment of dividend equivalents under that plan of the 20% amount referred to above; and

•	for Ms. Nachtigal and Mr. Vasiloff, the crediting of Class A common share equivalents under the Company’s Management Incentive Unit Plan (the “MIU Plan”). Under the MIU Plan, when cash dividends are paid on the

Company’s Class A common shares, a participant is paid a cash amount equal to one-half of the dividends such participant would have received had the participant owned one share of Class A common share for each MIU granted to the participant. The remaining one-half of each cash dividend is credited to an account for the participant and is converted into Class A common share equivalents which also are held in the participant’s MIU account. Following retirement, distributions are made in cash equal to the fair market value of one share of Class A common share for each Class A common share equivalent credited to the participant’s account.

(e)	Option amounts have been adjusted to reflect the two-for-one stock split effected September 1, 2005.
(f)	The amounts reflected in this column represent:

•	our contributions for the account of the named executive officers under the Ingersoll-Rand Company Employee Savings Plan, as well as amounts credited to the accounts of such executive officers under the related supplemental plan, which provide benefits which would have been provided under the applicable tax-qualified plan but for Internal Revenue Code restrictions on such benefits;

•	relocation benefits paid to the named executive officers;

•	for Mr. Henkel and Ms. Nachtigal, a portion of their respective life insurance policy premiums; and

•	for Ms. Nachtigal, imputed income from the life insurance policies purchased by the Company pursuant to the Estate Enhancement Program.

For 2005 such amounts were as follows:

Name	ESP (including Supplemental Plan Contributions)($)	Relocation Benefits($)	Life Insurance($)	Estate Enhancement Program($)
H. L. Henkel	237,000	—	1,022	—
T. R. McLevish	63,325	14,889	—	—
M. W. Lamach	52,922	44,968	—	—
P. Nachtigal	50,437	—	279	2,046
C. P. Vasiloff	57,388	—	—	—

(g)	Mr. Lamach joined the Company in February 2004.

Stock Options

The following tables contain information concerning the grants to, and exercises by, the executive officers named above during 2005, of stock options under the Company’s Incentive Stock Plans and the value of such options held by such executive officers as of December 31, 2005:

Option/SAR Grants in 2005(a)

Name	Number of Securities Underlying Options/SARs Granted(#)	% of Total Options/SARs Granted to Employees in 2005	Exercise or Base Price($)/(sh)	Expiration Date	Grant Date Value ($)(b)
H. L. Henkel	450,000	7.4	38.69	2/1/15	12.68
T. R. McLevish	132,000	2.2	38.69	2/1/15	12.68
M. W. Lamach	100,000	1.6	38.69	2/1/15	12.68
P. Nachtigal	100,000	1.6	38.69	2/1/15	12.68
C. P. Vasiloff	100,000	1.6	38.69	2/1/15	12.68

(a)	Typically, options become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. On December 31, 2005, all outstanding and unvested stock options held by active employees were vested to facilitate the transition to the new accounting standard for expensing of stock options. In addition, all amounts reflect the two-for-one stock split effected September 1, 2005.
(b)	Grant date value is based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The grant date values were determined based in part upon the following assumptions:

February 1, 2005
Expected volatility	0.3561
Risk-free rate of return	3.60%
Dividend yield	1.30%
Time of exercise (expected)	5 years

Aggregated Option/SAR Exercises in 2005 and

December 31, 2005 Option/SAR Values

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 12/31/05(#)*		Value of Unexercised In-the-Money Options/SARS at 12/31/05($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
H. L. Henkel	—	—	2,840,000	—	38,347,250	—
T. R. McLevish	50,000	1,038,755	402,000	—	3,835,170	—
M. W. Lamach	—	—	200,000	—	813,500	—
P. Nachtigal	78,000	1,771,366	432,000	—	5,330,974	—
C. P. Vasiloff	50,000	864,790	380,000	—	4,600,594	—

*	On December 31, 2005, all outstanding and unvested stock options held by active employees were vested and became exercisable. All amounts reflect the two-for-one stock split effected September 1, 2005.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005, with respect to the Company’s Class A common shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights*	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column*
Equity compensation plans approved by security holders	19,882,476	$29.26	20,457,789
Equity compensation plans not approved by security holders	—	—	—
Total	19,882,476	$29.26	20,457,789

*	Does not reflect 270,876 shares that have been earned by plan participants who have elected to defer the distribution of such shares.

Retirement Plans

The Company and its subsidiaries maintain a number of defined benefit pension plans for their officers and other employees. The purpose of the pension plans is to provide for fixed benefits upon retirement based on the individual’s age and the number of years of service. All of the executive officers of the Company named above are eligible to participate in the qualified Ingersoll-Rand Pension Plan Number One (the “Pension Plan”) that covers the majority of salaried Ingersoll-Rand employees, as well as three non-qualified plans, the Ingersoll-Rand Supplemental Pension Plan (the “Supplemental Plan”) and the Elected Officers Supplemental Program and the Elected Officers Supplemental Program II (a mirror plan created to ensure compliance with the American Jobs Creation Act) (collectively, the “EOSP”). The Supplemental Plan provides for additional pension payments to be made to each employee which would have been payable under the Pension Plan if the amounts had not been subject to IRS limits on annual compensation recognized to calculate Pension Plan benefits. The EOSP is a final pay program designed so that total pension payments from the Pension Plan, the Supplemental Plan, the EOSP and Social Security replace a percentage of a participant’s final pay (not to exceed 66.5%), based on their age and years of service at the time of retirement. Participation in the EOSP is limited to elected officers of the Company, of which there are currently 16 individuals. The following table illustrates the approximate annual pensions for retirements in 2005 under the three pension plans combined, computed as a straight life annuity, before the deduction for Social Security benefits, and based on the number of years of service and final average compensation shown below:

Approximate Annual Pension upon Retirement at Age 62 before Deduction(a)

Final Average Compensation(b)	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service	35 Years of Service
$700,000	$199,500	$266,000	$332,500	$399,000	$465,500
900,000	256,500	342,000	427,500	513,000	598,500
1,100,000	313,500	418,000	522,500	627,000	731,500
1,300,000	370,500	494,000	617,500	741,000	864,500
1,500,000	427,500	570,000	712,500	855,000	997,500
1,700,000	484,500	646,000	807,500	969,000	1,130,500
1,900,000	541,500	722,000	902,500	1,083,000	1,263,500
2,100,000	598,500	798,000	997,500	1,197,000	1,396,500
2,300,000	655,500	874,000	1,092,500	1,311,000	1,529,500
For each additional $100,000	28,500	38,000	47,500	57,000	66,500

(a)	Expressed as a percentage of final average compensation, the target replacement of final pay would be 28.5% after 15 years of service, 38% after 20 years of service, 47.5% after 25 years of service, 57% after 30 years of service and 66.5% after 35 years of service. The annual pension amount shown is the total combined amount payable from the Pension Plan, the Supplemental Plan and the EOSP, before reduction for a portion of the Social Security benefits to which the participant is entitled.
(b)	Final average compensation means the sum of (i) the individual’s current salary, plus (ii) the average of the three highest bonus awards to that individual during the most recent six years.

The Company has set aside assets to pay its obligations under certain of its non-qualified defined benefit plans covering officers and other key employees. At present, these assets represent approximately 45% of the total obligations recorded for these plans. These Company assets are subject to the claims of creditors in bankruptcy and may not be available to pay a portion or all of those plan obligations.

The credited years of service and covered compensation (i.e., the final average compensation) as of December 31, 2005 for the individuals named above are as follows:

Name	Years of Credited Service		Covered Compensation($)(a)
H. L. Henkel	19	(b)	3,750,000
T. R. McLevish	9	(c)	1,027,933
M. W. Lamach	19	(d)	899,150
P. Nachtigal	27		798,733
C. P. Vasiloff	30		892,833

(a)	Assumes that final average compensation had been amended at such time to mean the sum of (i) the individual’s current salary, plus (ii) the average of the three highest bonus awards to that individual during the most recent six years.
(b)	Mr. Henkel’s credited years of service exceed his actual service pursuant to the provisions of his employment arrangement. In addition, under his employment arrangement Mr. Henkel’s benefit accrues at an accelerated rate so that he will be entitled at age 62 to an annual benefit equivalent to 65% of his then covered compensation (less the pension benefit he receives from his former employer).
(c)	Mr. McLevish’s credited years of service exceed his actual service pursuant to the provisions of his employment arrangement. Pursuant to Mr. McLevish’s employment letter, vesting in the benefits provided under the EOSP occurs after five years of employment with the Company.
(d)	Mr. Lamach’s credited years of service exceed his actual service pursuant to the provisions of his employment arrangement. The benefit will be reduced by the pension benefit he receives from his former employer.

Other Post-Employment Arrangements

The Company has entered into arrangements with Mr. Henkel and Ms. Nachtigal whereby the Company is obligated to pay Mr. Henkel $125,000 and Ms. Nachtigal $45,000 annually for a ten-year period commencing the later of age 62 or termination of employment with the Company, so long as their employment with the Company is not terminated for cause (as defined) and as long as they meet certain noncompetition obligations. In Mr. Henkel’s case, he must work until age 62 in order to qualify for this benefit. In the event of death, the benefits payable to Mr. Henkel and Ms. Nachtigal are payable to their respective estates to the extent not already paid. In the case of Mr. Henkel, the Company is a beneficiary of a life insurance policy on Mr. Henkel and, based on actuarial assumptions, the life insurance proceeds receivable by the Company will defray the costs associated with this program.

The Company has also adopted a program that provides Mr. Henkel and Ms. Nachtigal with life insurance coverage ranging from one times annual earnings (as defined) to two times annual earnings (increased in certain instances to account for income tax obligations payable in respect of such supplemental coverage).

In accordance with the Estate Enhancement Program, in each of 1999 and 2000 Ms. Nachtigal waived her right to receive $100,000 ($200,000 in the aggregate) of distributions under the performance share program. In connection with these waivers, the Company entered into an arrangement under which it purchased life insurance policies on the life of Ms. Nachtigal, the proceeds of which are payable to designees of Ms. Nachtigal. The cost of the life insurance policies is not anticipated to exceed the cost the Company would have incurred with respect to the distributions waived by Ms. Nachtigal.

The Company has also entered into an agreement with each of Messrs. Henkel, McLevish and Lamach providing the named executive with severance benefits if he is terminated without cause. The benefit amount payable to Mr. Henkel will equal twice the sum of his annual salary plus his last bonus. The benefit payable to Mr. McLevish will equal his annual salary. The benefit payable to Mr. Lamach will equal the sum of eighteen months’ base salary plus the amount of his last bonus.

Change in Control Arrangements

The Company has entered into agreements with each of the executive officers named above which provide that if the employment of a particular executive officer is terminated (by the Company or, under certain circumstances, by the executive officer) within five years following a change in control of the Company (as defined in such agreements), the executive will receive a lump sum severance payment from the Company equal to three times the sum of (a) the executive’s highest annual salary during the period beginning five full fiscal years before the change in control and ending on the date of termination plus (b) the highest annual cash bonus awarded under the annual incentive program to the executive during the period beginning five years prior to the change in control and ending on the date of termination (or the executive’s target bonus under the annual incentive program for the year of termination, if higher). Further, the executive will receive a lump sum payment equal to three times the target value (target award level multiplied by the Class A common share price) of the then unpaid performance share program award, with the share price calculated as the highest closing share price on the NYSE on: the date of the change of control; the date of termination of employment; or any date during the 30 day period prior to the acquisition of 50% of the Class A common shares. In addition, the executive will receive an amount approximating the Company’s contribution which would have been made to such executive’s account under the ESP (including the related supplemental plan) based on the lump sum severance payment. The executive also will be entitled during the three-year period following termination to continue to participate in the Company’s welfare employee benefit programs. For purposes of calculating the executive’s non-qualified pension benefits, five years will be added to both the executive’s age and service with the Company under the EOSP. For post-retirement welfare benefits, the executive will be credited with any combination of additional years of service and age, not exceeding 10 years, to the extent necessary to qualify for such benefits. The agreements further provide that if the payments described above constitute “excess parachute payments” under applicable provisions of the Internal Revenue Code and related regulations, the Company will pay the executive an additional amount sufficient to place the executive in the same after-tax financial position the executive would have been in if the executive had not incurred the excise tax imposed under Section 4999 of the Internal Revenue Code in respect of excess parachute payments.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee during 2005 is or has been an officer or employee of the Company. Kenneth Martin, a son of Theodore E. Martin, a director of the Company and member of the Audit

Committee and Finance Committee, is employed by a subsidiary of the Company in a non-executive capacity and in 2005 was paid salary and bonus aggregating approximately $220,000. Consistent with the NYSE standards and the Company’s Corporate Governance Guidelines, the Board of Directors has determined that this relationship does not affect Mr. Martin’s status as an independent director.

Performance Graph

The following graph compares for the five years ended December 31, 2005, the cumulative total shareholder return on our Class A common shares with the cumulative total return on the Standard & Poor’s 500 Stock Index, Standard & Poor’s Index and the Standard & Poor’s Industrial Machinery Index. The graph assumes that $100 had been invested in our Class A common shares, the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Industrial Machinery Index on December 31, 2000 and assumes the reinvestment of dividends.

Comparison of Five Year Cumulative

Total Shareholder Return

Ingersoll Rand	100	100	103	162	192	193
S&P 500	100	87	67	84	92	95
S&P 500 Industrial Machinery Index	100	104	102	139	163	158

ITEM 2. APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

Under Bermuda law, our shareholders have the authority to appoint the independent auditors of the Company and to authorize our Board of Directors to fix the auditors’ remuneration. At the Annual General Meeting, shareholders will be asked to appoint PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2006, and to authorize the Board of Directors to fix the independent auditors’ remuneration. PricewaterhouseCoopers LLP (“PwC”) has been acting as our independent auditors for many years and, both by virtue of its long familiarity with the Company’s affairs and its ability, is considered best qualified to perform this important function.

Audit Committee Report

While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit Committee reviews the Company’s financial statements and financial reporting process on behalf of the Board of Directors. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors those processes. In this context, the Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In 2004, the Company’s independent auditor, PwC, informed the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board and the Audit Committee that certain non-audit work that PwC had previously performed in China and Taiwan raised questions regarding its independence with respect to its performance of audit services for the Company.

During the fiscal years 2004, 2003, 2002 and 2001, certain PwC affiliates, in connection with the preparation of local tax returns of expatriate Company employees, made tax payments to local tax authorities on behalf of individual employees. As a result, PwC’s foreign affiliates had temporary custody of small amounts of the Company’s corporate funds.

The fees paid to PwC’s foreign affiliates in China and Taiwan for the preparation of these tax returns, including the services mentioned above, were approximately $433, $14,765, $24,849 and $18,767 for the years 2004, 2003, 2002 and 2001, respectively. These services were discontinued in 2004.

The Audit Committee reviewed the facts surrounding these services provided by PwC. PwC informed the Audit Committee that it does not believe that the performance of the tax services described above has impaired PwC’s independence. In light of the de minimis fees paid to PwC, the ministerial nature of the actions performed and the fact that the services have been discontinued, neither our Audit Committee nor PwC believes that PwC’s independence was impaired by the performance of these services. In addition, our Audit Committee and PwC believe that PwC maintained its independence during fiscal 2005.

In addition, the Audit Committee discussed with PwC the auditors’ independence from the Company and its management in connection with the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Committee has concluded that the independent auditors are independent from the Company and its management.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets separately with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee has selected PwC, subject to shareholder approval, as the Company’s independent auditors for the fiscal year ending December 31, 2006.

AUDIT COMMITTEE

Richard J. Swift (Chair)
Ann C. Berzin
George W. Buckley
H. William Lichtenberger
Theodore E. Martin

Fees of the Independent Auditors

The following table shows the fees paid or accrued by the Company for audit and other services provided by PricewaterhouseCoopers LLP (“PwC”) for fiscal years 2005 and 2004:

	2005	2004
Audit Fees(a)	$11,585,000	$12,003,000
Audit-Related Fees(b)	306,000	1,224,000
Tax Fees(c)	1,365,000	2,484,000
All Other Fees(d)	181,000	29,000

Total	$13,437,000	$15,740,000

(a)	Audit Fees for the years ended December 31, 2005 and 2004, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and include quarterly reviews, statutory audits, information systems reviews in connection with the audit, issuance of comfort letters and consents and assistance with, and review of, documents filed with the SEC. Audit fees for December 31, 2005, and December 31, 2004, also include fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002.
(b)	Audit-Related Fees for the years ended December 31, 2005 and 2004, respectively, include services related to audits of employee benefit plans, audits and reviews and due diligence services in connection with dispositions, and agreed-upon procedures related to compliance with Irish Department of Revenue requirements.
(c)	Tax Fees for the years ended December 31, 2005 and 2004, respectively, include consultation and compliance services, expatriate tax compliance services and services related to the Company’s foreign sales corporation and to research and development credits.
(d)	All Other Fees for the years ended December 31, 2005 and 2004, respectively, include license fees for global best practices database and technical accounting software, and review of a refund application for anti-dumping payments under the Continued Dumping Subsidy Offset Act.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit Committee approval of specific projects over $100,000, even if included in the approved budget; and (iii) requires Audit Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit Committee pre-approved all of the services described under “Audit Related Fees,” “Tax Fees” and “All Other Fees.” The Audit Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

Representatives of PwC are expected to be present at the Annual General Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

The Board of Directors recommends a vote FOR the proposal to appoint PricewaterhouseCoopers LLP as independent auditors of the Company and to authorize the Board of Directors to fix the auditors’ remuneration.

TRANSACTIONS WITH MANAGEMENT

Since January 1, 2005, we have engaged in transactions in the ordinary course of business with, or have used products or services of, a number of organizations in which our directors have interests. The amounts involved have in no case been material in relation to our business and we believe that they have not been material in relation to the businesses of the other organizations or to the individual directors concerned.

We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Compensation of Directors” on page 11 and the reimbursement of expenses relating to their services as directors. We have made no loans to any director or officer nor have we purchased any shares of the Company from any director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for the year 2005, except that one transaction involving 20,000 stock options granted to Mr. Bolch, an executive officer, in December 2005, was not timely filed on a Form 4. A Form 4 was filed promptly following discovery of the error.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal by a shareholder intended to be presented at the 2007 Annual General Meeting of Shareholders of the Company must be received by the Company at the offices of Ingersoll-Rand Company at 155 Chestnut Ridge Road (P.O. Box 0445), Montvale, New Jersey 07645, Attn: Secretary, no later than December 20, 2006, for inclusion in the proxy materials relating to that meeting.

The Company’s Bye-laws, as amended, set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with annual general meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be made following written notice to the Secretary of the Company accompanied by certain background and other information specified in the Bye-laws. In connection with any annual general meeting, written notice of a shareholder’s intention to make such nominations must be given to the Secretary of the Company not later than the date which is 90 days in advance of the anniversary of the immediately preceding annual general meeting or, if the date of the annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of such immediately preceding annual general meeting, not later than the seventh day after the date on which notice of such annual general meeting is given.

The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Secretary of the Company, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Company officers, employees and others. As stated in the Company’s Corporate Governance Guidelines attached as Appendix A to this proxy statement, candidates for Board membership are selected based upon their judgment, character, achievements and experience in matters affecting business and industry.

In order for you to bring other business before a shareholder general meeting, timely notice must be received by the Secretary of the Company within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Secretary of the Company.

HOUSEHOLDING

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at Ingersoll-Rand Company, 155 Chestnut Ridge Road, Montvale, New Jersey 07645, Attention: Secretary or by accessing it at the Company’s website at www.irco.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Dated: April 24, 2006

Appendix A

INGERSOLL-RAND COMPANY LIMITED

CORPORATE GOVERNANCE GUIDELINES

The following corporate governance guidelines and the charters of the committees of the Board of Directors of the Company, have been approved by the Board of Directors and provide the framework for the corporate governance of the Company.

Role of the Board of Directors

The Company’s business is managed under the direction of the Board of Directors. The Board delegates to the Chief Executive Officer, and through that individual to other senior management, the authority and responsibility for managing the Company’s business. The Board’s role is to oversee the management and governance of the Company and to monitor senior management’s performance.

Among the Board’s core responsibilities are to:

•	Select individuals for Board membership and evaluate the performance of the Board, Board committees and individual directors.

•	Select, monitor, evaluate and compensate senior management.

•	Assure that management succession planning is adequate.

•	Review and approve significant corporate actions.

•	Review and monitor implementation of management’s strategic plans.

•	Review and approve the Company’s annual operating plans and budgets.

•	Monitor corporate performance and evaluate results compared to the strategic plans and other long-range goals.

•	Review the Company’s financial controls and reporting systems.

•	Review and approve the Company’s financial statements and financial reporting.

•	Review the Company’s ethical standards and legal compliance programs and procedures.

•	Monitor relations with shareholders, employees, and the communities in which the Company operates.

Board Size and Composition

The Board of Directors is comprised of such number of directors as the Board deems appropriate to function efficiently as a body, subject to the Company’s Bye-Laws. The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management or others, identifies candidates with those qualifications.

The Board is made up of a substantial majority of independent, non-employee directors. The Board considers that the Bermuda law requiring two directors to be officers of the Company should be the maximum number of employee directors. The Board establishes principles and procedures to determine whether or not any particular director is independent in accordance with applicable regulations and the requirements of the New York Stock Exchange. The standards currently in effect for determining the independence of individual directors are attached as Exhibit I to these Corporate Governance Guidelines.

Selection of Directors

Under the Bye-Laws, the Board of Directors has authority to fill vacancies in the Board and to nominate candidates for election by the shareholders. The screening process is done by the Corporate Governance and Nominating Committee with direct input from the Chairman and CEO and from the other directors and from time to time with the assistance of director search firms. In considering candidates for director, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including, among other things, breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for Board membership for consideration by the Corporate Governance and Nominating Committee. Such recommendations should be sent to the Committee, care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Chairman of the Board and CEO

The positions of Chairman of the Board and CEO are held by the same person, except in unusual circumstances. This policy has worked well for the Company. It is the Board’s view that the Company’s corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board of Directors, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.

Committees of the Board

The Board of Directors has the following committees: Audit, Compensation, Corporate Governance and Nominating, and Finance. All committees have written, Board-approved charters detailing their responsibilities. Only non-employee directors serve on these committees. Chairpersons and members of these four committees are rotated periodically, as appropriate. At each meeting of the Audit Committee, committee members meet privately with representatives of the Company’s independent auditors, and with the Company vice president responsible for the internal audit function.

The Audit Committee meets at least five times each year, the Compensation and Finance Committees each meet at least four times each year and the Corporate Governance and Nominating Committee meets at least three times each year. Additional committee meetings are called as required.

Board Agenda and Meetings

The Chairman and Chief Executive Officer establishes the agendas for the Board meetings in conjunction with the lead director. Each director is free to suggest items for inclusion in the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Board materials relating to agenda items are provided to Board members in advance of meetings to allow the directors to prepare for discussion of matters at the meeting. The Board reviews and approves the Company’s yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews the Company’s long-range strategic plan regularly. At an expanded Board meeting once a year, the Board reviews in depth the long-range strategic plan. At the expanded meeting, it also reviews senior management development and succession planning.

Management presentations are made to the Board and its committees regularly on various aspects of the Company’s operations. The directors have unrestricted access to management and corporate staff.

Executive Sessions of Non-employee Directors

The non-employee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for the employee directors. The non-employee directors also meet as necessary, but at least twice a year, in executive session to consider such matters as they deem appropriate without management being present.

Lead Director

It is the policy of the Board that a Lead Director be appointed annually on a rotating basis from among the independent directors not concurrently serving as a chair of a Board committee. The Lead Director (a) presides at all meetings of the directors at which the Chairman is not present, including executive sessions of the independent directors; (b) serves as a liaison between the Chairman and the independent directors; (c) approves the information sent to the directors; (d) with input from the other independent directors, approves Board meeting agendas and Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; (e) has the authority to call meetings of the independent directors; and (f) is available for direct communication from major shareholders.

Director Orientation and Continuing Education

In order to become familiar with the Company, as well as the functioning of the Board of Directors, newly-appointed directors receive a variety of materials, including a Directors’ Handbook, which provide an overview of the Company, its operations and organization. They are also provided with access to key management personnel to provide additional information, including significant issues currently facing the Company. Management will also maintain a program to keep directors up to date on legal, regulatory and other matters relevant to their positions as directors of a large publicly-held corporation.

Director Compensation and Stock Ownership

The Corporate Governance and Nominating Committee periodically reviews the Board of Directors’ compensation and benefits and compares them with director compensation and benefits at peer companies. It is the Board of Directors’ policy that a significant portion of director compensation is in the form of IR shares or share equivalent units. All directors are expected to own a minimum of $180,000 in IR shares or share equivalents within three years from the date of their first election to the Board of Directors. It is also the policy of the Board that directors’ fees be the sole compensation received from the Company by any non-employee director.

CEO Performance Evaluation

At the beginning of each year, the CEO presents his performance objectives for the upcoming year to the non-employee directors for their approval. At the end of the year, the non-employee directors then meet privately to discuss the CEO’s performance for the current year against his performance objectives. The non-employee directors use this performance evaluation in the course of their deliberations when considering the compensation of the CEO. The non-employee directors and the CEO then meet to review the CEO’s performance evaluation and compensation.

Chief Executive Officer Succession

The Board of Directors views CEO selection as one of its most important responsibilities. To assist the Board in succession planning, the CEO reports at least annually to the Board providing an assessment of senior managers and their potential to succeed the CEO, either in the event of a sudden emergency or in anticipation of the CEO’s future retirement.

Director Retirement

Each non-employee director must retire at the annual general meeting immediately following his or her 72nd birthday. Directors who change the occupation they held when initially elected must offer to resign from the Board. At that time, the Corporate Governance and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances and makes a recommendation to the Board. Employee directors, including the CEO, must retire from the Board at the time of a change in their status as an officer of the Company, unless the policy is waived by the Board.

Board and Board Committee Performance Evaluation

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Corporate Governance and Nominating Committee assists the Board in evaluating its performance as a whole and the performance of its committees. Each Board committee is also responsible for conducting an annual evaluation of its performance. The effectiveness and contributions of individual directors are considered each time a director stands for renomination.

Board Memberships

The CEO and other members of senior management must seek the approval of the Board (or the Board committee to which this responsibility has been delegated), before accepting outside board memberships with for-profit entities.

Non-employee directors must advise the Chairman of the Board and the Chair of the Corporate Governance and Nominating Committee if they are being considered for election or appointment to a board of directors of another publicly-held company.

Independent Advice

The Board (or with the Board’s approval, a committee of the Board) may seek legal or other expert advice from a source independent of management. Generally, this would be with the knowledge of the CEO.

Code of Conduct

The Company will maintain a code of business conduct and ethics which will articulate for employees, shareholders, customers and suppliers the standards of conduct, including conflicts of interest matters, to which the Company expects to adhere. Directors will also be required to abide by the code of conduct. Any waivers of the conflict of interest requirements of such code in favor of a director or executive officer will be subject to approval by the Board. In the case of the consideration of such a waiver in favor of a director, such director shall not participate in the deliberation or vote relating to such waiver.

Internal Audit Function

The Company will maintain an internal audit function whose head will report directly to the CFO or CEO. The internal audit function is responsible for bringing a systematic, disciplined approach to evaluate the effectiveness of risk management, control and governance processes. Its duties include monitoring the compliance by Company operations with the Company’s internal controls and identifying any deficiencies in the design or operation of such internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data.

Exhibit I

Guidelines for Determining Independence of Directors

(A) A director will not be deemed “independent” if: (i) the director is affirmatively determined by the board of directors of the Company to have a material relationship to the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company); (ii) the director is or was within the last three years employed by the Company or any of its subsidiaries; (iii) an immediate family member of the director is or was within the last three years employed by the Company or any of its subsidiaries as an executive officer; (iv) the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $100,000 in direct compensation (other than director and Board committee fees and pension or other forms of deferred compensation not contingent on continued service as a director from the Company and its subsidiaries), provided, however that for purposes of this subparagraph (iv), compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) shall not be included in determining a director’s independence; (v) the director, or an immediate family member of the director, is a current partner of a firm that is the Company’s internal or external auditor; (vi) the director is a current employee of such audit firm; (vii) an immediate family member of the director is a current employee of such audit firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; (viii) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such audit firm and personally worked on the Company’s audit within that time; (ix) an executive officer of the Company is or was within the last three years on the compensation committee of the board of directors of a company that employed the director, or an immediate family member of the director, as an executive officer at the same time; or (x) the director is a current employee, or has an immediate family member who is a current executive officer, of a company or tax exempt organization having any of the relationships with the Company described in paragraph (B) below.

(B) The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director is a current employee, or an immediate family member of a director is a current executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, is $1 million or less, or, if greater, is less than 2% of the annual revenues of that other company; or (ii) if a director is a current employee, or an immediate family member of a director is a current executive officer, of a tax exempt organization, and the Company’s discretionary charitable contributions to the organization in the aggregate are less than $1 million or, if greater, less than 2% of that organization’s consolidated gross revenues. (The amount of any “match” of charitable contributions under the Company’s matching gifts program will not be included in calculating the amount of the Company’s contributions for this purpose.) The Board will annually review all commercial and charitable relationships of directors.

(C) For relationships other than those of the types described in (A) and (B), the determination of whether the director has a material relationship with the Company, and therefore may not be independent, will be made in good faith by the directors who satisfy the guidelines set forth in such preceding paragraphs.

(D) For purposes of these guidelines the term “immediate family member” includes an individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such individual’s house.

(E) For purposes of these guidelines the term “executive officer” shall have the same meaning as the term “officer” in Rule 16a-1(f) of the Securities Exchange Act of 1934.

Appendix B

DIRECTIONS TO THE MEETING

Hilton Woodcliff Lake

200 Tice Boulevard

Woodcliff Lake, NJ 07677

From Garden State Parkway North:

Exit 171 from the northbound lanes. From exit ramp, turn left onto Glen Road. Turn right onto Chestnut Ridge Road and travel 1/2 mile. Take 2nd left onto Tice Boulevard. The hotel is 500 yards on the left.

From Newark Airport:

Take NJ Turnpike North to Route 80 West. Follow Route 80 to Saddle Brook Exit and onto Garden State Parkway North. Follow directions for leaving Parkway at Exit 171. –OR—Take Interstate 78 West to Garden State Parkway North, Exit 171. Follow directions for leaving Parkway at Exit 171.

From LaGuardia Airport:

Take Grand Central Parkway to Tri-Borough Bridge to Major Deegan Expressway to Interstate 95 West and over George Washington Bridge. Take Route 80 to Saddle Brook Exit and onto Garden State Parkway North. Follow directions for leaving Parkway at Exit 171.

From JFK Airport:

Van Wyck Expressway North to Grand Central Parkway West to Triboro Bridge. Take Major Deegan Expressway North to George Washington Bridge. Take Route 80 to Garden State Parkway North to Exit 171. Follow directions for leaving the Parkway at Exit 171.

From Manhattan:

Take the West Side Highway North to the Henry Hudson Parkway to the George Washington Bridge. From the bridge, take Route 80 West to the Garden State Parkway North to Exit 171 and follow directions for leaving the Parkway at Exit 171.

From New York State Thruway:

Follow signs leading to the Garden State Parkway. Take the first exit southbound from the Garden State Parkway for Schoolhouse Road. Turn left off the ramp on to Schoolhouse Road and travel one mile to Summit Avenue. Turn right on to Summit Avenue and proceed approximately one mile to Chestnut Ridge Road. Turn left on to Chestnut Ridge Road and travel approximately one mile. Turn right onto Tice Boulevard. The hotel is 500 yards on the left.

B-1

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET
24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			MAIL

https://www.proxyvotenow.com/irc

•	Go to the website address listed		•	Mark, sign and date your proxy card.
	above.	OR	•	Detach your proxy card.
•	Have your proxy card ready.		•	Return your proxy card in the
•	Follow the simple instructions that			postage-paid envelope provided.
appear on your computer screen.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet there is no need for you to mail back your proxy card.

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET Ú

MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND A VOTE FOR PROPOSAL 2.							FOR	AGAINST	ABSTAIN

1. Election of the following nominees as Directors					2.	Appointment of independent auditors and authorization of Board of Directors to fix the auditors’ remuneration.	☐	☐	☐
FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS ☐
						To change your address, please mark this box.			☐

Nominees: 01 - T. E. Martin, 02 - P. Nachtigal, 03 - R. J. Swift						To include any comments, please mark this box.			☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)						Will attend Annual Meeting.			☐

*Exceptions ______________________________________________________

SCAN LINE

					Date		Share Owner sign here Co-Owner sign here

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION
TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

INGERSOLL-RAND COMPANY LIMITED

ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 7, 2006
11:00 A.M.

HILTON HOTEL
200 TICE BOULEVARD
WOODCLIFF LAKE, NEW JERSEY

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

PLEASE SEE APPENDIX B OF THE PROXY STATEMENT FOR DIRECTIONS.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED.

INGERSOLL-RAND COMPANY LIMITED
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR 2006 ANNUAL
GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints HERBERT L. HENKEL, TIMOTHY R. MCLEVISH AND PATRICIA NACHTIGAL, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all Class A Common Shares of Ingersoll-Rand Company Limited (the “Company”) which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at the Hilton Hotel, 200 Tice Boulevard, Woodcliff Lake, New Jersey, on Wednesday, June 7, 2006, at 11:00 A.M., or at any adjournments thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, dated April 24, 2006, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ABOVE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

This card also constitutes your voting instructions with respect to shares held in accounts under the Ingersoll-Rand Company Employee Savings Plan and similar plans of Ingersoll-Rand Company and its subsidiaries and affiliates. If you do not vote, your proxy will be voted in accordance with the terms of the applicable plan.

INGERSOLL-RAND COMPANY LIMITED
P.O. BOX 11266
NEW YORK, N.Y. 10203-0266

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.